Seligman Pennsylvania Municipal Fund Series
                              Exhibit: Sub-item 77C
                 Matters Submitted to a Vote of Security Holders

Shareholders of Seligman Pennsylvania Municipal Fund Series voted on two proposals at a Special Meeting of Shareholders held on November 3, 2008. Shareholders voted in favor of each of the proposals. The description of each proposal and number of shares voted are as follows:

Proposal 1
To consider and vote upon the proposed Investment Management Services Agreement with RiverSource Investments, LLC:

     For                    Against                                    Abstain
1,050,505.700              36,256.326                                19,022.124

Proposal 2
To elect 10 trustees to the Board:

                             For                                     Withheld
Kathleen Blatz          1,341,138.192                               32,791.958
Arne H. Carlson         1,335,331.376                               38,598.774
Pamela G. Carlton       1,341,138.192                               32,791.958
Patricia M. Flynn       1,341,138.192                               32,791.958
Anne P. Jones           1,341,138.192                               32,791.958
Jeffrey Laikind         1,335,331.376                               38,598.774
Stephen R. Lewis, Jr.   1,335,331.376                               38,598.774
Catherine James Paglia  1,341,138.192                               32,791.958
Alison Taunton-Rigby    1,341,138.192                               32,791.958
William F. Truscott     1,335,331.376                               38,598.774